UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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TCG BDC II, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Proposed Changes to TCG BDC II, Inc.

Frequently Asked Questions

1.What are the proposed changes to TCG BDC II, Inc. (“TCG BDC II”)?

TCG BDC II has commenced a plan (collectively, the “Conversion”) to (1) convert itself from a finite life private business development company (“BDC”) with no interim liquidity to a private BDC with a perpetual life and a regular quarterly liquidity program by extending indefinitely TCG BDC II’s finite term and investment period and accepting new subscriptions for shares of TCG BDC II’s common stock (“Shares”) in a new continuous private offering, and (2) amend and restate its investment advisory agreement with Carlyle Global Credit Investment Management L.L.C. (“CGCIM”). TCG BDC II intends to hold a virtual special meeting of stockholders (the “Special Meeting”) to vote on certain matters relating to the approval of the proposed Conversion to a perpetual BDC and the proposed changes to TCG BDC II’s investment advisory agreement. Please see “What will TCG BDC II stockholders be asked to vote on at the Special Meeting?” below for more information.

2.What will TCG BDC II stockholders be asked to vote on at the Special Meeting?

TCG BDC II intends to ask its stockholders to vote on the following matters at the Special Meeting:

(1)to convert TCG BDC II from a finite life private BDC with no interim liquidity to a private BDC with a perpetual life and a regular quarterly liquidity program by (a) extending indefinitely TCG BDC II’s finite term, which is currently scheduled to end at the close of business on November 9, 2025 (subject to extension by TCG BDC II’s Board of Directors (the “BDC II Board”) for up to two successive one-year periods), (b) extending indefinitely TCG BDC II’s finite investment period, which is currently scheduled to end at the close of business on September 11, 2022, and (c) accepting new subscriptions for Shares in a new continuous private offering (collectively, the “Extension Proposal”); and

(2)to approve an amended and restated investment advisory agreement (the “Amended Advisory Agreement”) between TCG BDC II and CGCIM to (a) change the calculation of the incentive fee on pre-incentive fee net investment income payable by TCG BDC II to CGCIM by reducing the pre-incentive fee net investment income incentive fee rate to 12.5% from 15.0% and by reducing the “hurdle rate” to 1.25% (5.0% annualized) from 1.75% (7.0% annualized) (such changes to the pre-incentive fee net investment income incentive fee to be effective for the first full calendar quarter commencing on or after the date of effectiveness of the Amended Advisory Agreement, assuming stockholder approval of this proposal), (b) reduce the capital gains incentive fee rate payable by TCG BDC II to CGCIM to 12.5% from 15.0%, and (c) change the basis for the calculation of the base management fee payable by TCG BDC II to CGCIM to the value of TCG BDC II’s net assets as of the end of the immediately preceding calendar quarter (as adjusted for capital called, dividends reinvested, distributions paid and issuer share repurchases made during the current calendar quarter) from average capital under management (the annual base management fee rate will remain at 1.00%) (the “Advisory Agreement Amendment Proposal” and, together with the Extension Proposal, the “Proposals”).

The BDC II Board, including each of its independent directors, unanimously recommends that stockholders vote “FOR” each of the Proposals. TCG BDC II will file with the Securities and Exchange Commission (the “SEC”) and mail to stockholders a definitive proxy statement on Schedule 14A relating to the Special Meeting (the “Proxy Statement”), which will include details of the Proposals, the Special Meeting, and the BDC II Board’s recommendation.

3.How will my ability to achieve liquidity be impacted by the proposed Conversion?
If the Extension Proposal is approved by stockholders at the Special Meeting, TCG BDC II expects, subject to market and other conditions, to provide its stockholders with a meaningful degree of liquidity through regular Quarterly Tender Offers (as defined below). In addition, assuming stockholder approval of the Extension Proposal, TCG BDC II expects that its stockholders will be provided with additional liquidity through the Special Tender Offer (as defined below), funded by TCG BDC II, one of its affiliates, or a third party with TCG BDC II’s support. Both the regular Quarterly Tender Offers and the Special Tender Offer are discussed below. If, however, the Extension Proposal is not approved, liquidity options for TCG BDC II’s stockholders will remain limited, with no redemption rights and no obligation for TCG BDC II to provide any liquidity options prior to the end of TCG BDC II’s term, which is currently scheduled to end at the close of business on November 9, 2025 (subject to extension by the BDC II Board for up to two successive one-year periods).

If the Extension Proposal is approved, TCG BDC II expects that the BDC II Board will adopt an ongoing regular quarterly liquidity program for its stockholders, pursuant to which TCG BDC II is expected, at the BDC II Board’s discretion, to conduct quarterly tender offers (each, a “Quarterly Tender Offer”) beginning in the second calendar quarter of 2022. At the BDC II Board’s discretion, and in accordance with the SEC’s tender offer rules and the Investment Company Act of 1940, as amended, and subject to compliance with applicable covenants and restrictions under TCG BDC II’s financing arrangements, TCG BDC II currently expects to conduct each Quarterly Tender Offer to repurchase at least 3.5% of the number of Shares outstanding as of the end of the calendar quarter immediately prior to the quarter in which the Quarterly Tender Offer is conducted. The number of Shares to be repurchased at each Quarterly Tender Offer is subject to change, which may increase or decrease, at the discretion of TCG BDC II.

Under TCG BDC II’s proposed quarterly liquidity program, to the extent TCG BDC II offers to repurchase Shares in a Quarterly Tender Offer in any particular quarter, TCG BDC II expects to repurchase such Shares at a purchase price equal to the net asset value per Share as of the last calendar day of the quarter in which the Quarterly Tender Offer is conducted; provided that, Shares that have not been outstanding for at least one year may be subject to an early repurchase fee of up to 2% of such Shares’ net asset value.

In addition, if the Extension Proposal is approved, TCG BDC II expects that its stockholders will be provided with additional liquidity through a special, one-time tender offer commenced during the first calendar quarter of 2022, which is expected to be for up to $100 million in aggregate amount of the then-outstanding Shares at a price per Share equal to TCG BDC II’s net asset value per Share, as determined by TCG BDC II on its then-most recently completed valuation date (the “Special Tender Offer”). TCG BDC II expects that the Special Tender Offer will be commenced during the first calendar quarter of 2022, assuming stockholder approval of the Extension Proposal.

4.Does TCG BDC II intend to change its investment strategy or use of leverage in connection with the Conversion?

No. There will be no changes to TCG BDC II’s investment strategy, including its use of leverage, in connection with the Conversion, regardless of whether the Extension Proposal is approved by stockholders. In addition, TCG BDC II does not intend to become a publicly traded BDC, regardless of whether the Extension Proposal is approved by stockholders.

5.What are the potential changes to TCG BDC II’s investment advisory agreement?

If the Extension Proposal and the Advisory Agreement Amendment Proposal are both approved at the Special Meeting, then TCG BDC II’s investment advisory agreement with CGCIM will be revised to (1) change the calculation of the incentive fee on pre-incentive fee net investment income payable by TCG BDC II to CGCIM by reducing the pre-incentive fee net investment income incentive fee rate to 12.5% from 15.0% and by reducing the “hurdle rate” to 1.25% (5.0% annualized) from 1.75% (7.0% annualized) (such changes to the pre-incentive fee net investment income incentive fee to be effective for the first full calendar quarter commencing on or after the date of effectiveness of the Amended Advisory Agreement), (2) reduce the capital gains incentive fee rate payable by TCG BDC II to CGCIM to 12.5% from 15.0%, and (3) change the basis for the calculation of the base management fee payable by TCG BDC II to CGCIM to the value of TCG BDC II’s net assets as of the end of the immediately preceding calendar quarter (as adjusted for capital called, dividends reinvested, distributions paid and issuer share repurchases made during the current calendar quarter) from average capital under management (the annual base management fee rate will remain at 1.00%).

Had the Amended Advisory Agreement been in effect during the six months ended June 30, 2021, the amount of the aggregate incentive fees payable by TCG BDC II to CGCIM for such period would have decreased from approximately $8.7 million to approximately $7.4 million, which represents a decrease of approximately 15%. TCG BDC II has not incurred any capital gains fees to date under the investment advisory agreement.

Similarly, had the Amended Advisory Agreement been in effect during the six months ended June 30, 2021, the amount of base management fees payable by TCG BDC II to CGCIM for such period would have decreased from approximately $6.3 million to approximately $4.9 million, which represents a decrease of approximately 21%. This is in part due to the fact that, prior to September 12, 2021, the annual base management fee rate was 1.25%.

6.Is TCG BDC II accepting new subscriptions for common stock in connection with the Conversion?

Yes. If the Extension Proposal is approved by TCG BDC II’s stockholders, TCG BDC II will accept new subscriptions for Shares to be issued in a new continuous private offering to existing stockholders and new investors (the “Continuous Offering”) in reliance on Regulation D or another exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). If commenced, TCG BDC II expects the first closing on subscription agreements in the Continuous Offering to occur during the second calendar quarter of 2022 (the date on which such closing occurs, the “Continuous Offering First Closing”) and for additional closings to occur thereafter not more frequently than once per calendar month, subject to change at the discretion of TCG BDC II based on market and other conditions.

There will be no limit on the number of Shares issued or the amount of capital raised in connection with the Continuous Offering. Each investor in the Continuous Offering will make a capital commitment to purchase Shares pursuant to a subscription agreement entered into with TCG BDC II.

7.Will TCG BDC II continue to draw down capital under its existing subscription agreements following the Special Meeting?

Generally yes, for a limited period of time. TCG BDC II intends, subject to market and other conditions, to conduct additional capital drawdowns under its current subscription agreements until the Continuous Offering First Closing. If the Extension Proposal is approved by TCG BDC II’s stockholders, TCG BDC II intends to cease drawing on all stockholders’ unused capital commitments for Shares (“Unused Capital Commitments”) then remaining under the terms of their respective subscription agreements after the Continuous Offering First Closing. If a stockholder would like to continue to acquire additional Shares through TCG BDC II’s private offering after the Continuous Offering First Closing, and assuming that the Extension Proposal is approved by stockholders, such stockholder will be required to execute and deliver a new subscription agreement to TCG BDC II for the desired capital commitment following the Special Meeting.

8.Are the Proposals contingent on one another?

Yes. Approval of the Advisory Agreement Amendment Proposal is contingent upon the approval of the Extension Proposal. As a result, if the Extension Proposal is not approved by TCG BDC II’s stockholders at the Special Meeting, the Advisory Agreement Amendment Proposal will not be approved, regardless of the results of the stockholder vote on the Advisory Agreement Amendment Proposal.

Approval of the Extension Proposal is not contingent on stockholder approval of the Advisory Agreement Amendment Proposal.

9.Will stockholders be asked to vote on the liquidity programs proposed in connection with the Conversion?

No. Although TCG BDC II is seeking stockholder approval of the Extension Proposal and the Advisory Agreement Amendment Proposal, TCG BDC II is not seeking stockholder approval for either the Special Tender Offer or the Quarterly Tender Offers. However, approval of the Extension Proposal, including the commencement of the Continuous Offering, is an important element for TCG BDC II to be able to provide the

Quarterly Tender Offers, and potentially the Special Tender Offer, to stockholders, without which CGCIM believes their feasibility would be more constrained.

TCG BDC II intends, but is not obligated, to conduct the Quarterly Tender Offers, and there is a risk that the Special Tender Offer may be delayed or reduced in size, even if the Extension Proposal is approved. For example, although TCG BDC II expects that the Special Tender Offer will be commenced during the first calendar quarter of 2022, assuming stockholder approval of the Extension Proposal, unforeseen liquidity or other constraints may result in a delay or reduction in size of the Special Tender Offer. In addition, if adverse market conditions occur, TCG BDC II does not have available cash on hand or other available capital resources necessary to conduct a Quarterly Tender Offer, or the BDC II Board otherwise believes that conducting a Quarterly Tender Offer would impose an undue burden on TCG BDC II and its stockholders, then the BDC II Board, in its discretion, may determine to not conduct a Quarterly Tender Offer in any given quarter or otherwise alter or suspend TCG BDC II’s liquidity program. After launch of the quarterly liquidity program, if during any consecutive 24-month period TCG BDC II does not engage in a Quarterly Tender Offer in which TCG BDC II accepts 100% of properly tendered Shares (a “Qualifying Tender”), TCG BDC II will not make commitments for new portfolio investments (excluding certain short-term cash management investments) until a Qualifying Tender occurs.

Forward-Looking Statements

This communication contains forward-looking statements that involve substantial risks and uncertainties, including statements regarding the completion of certain proposed transactions by TCG BDC II, statements regarding the anticipated filings and approvals relating to the Special Meeting, and statements regarding the completion of certain other transactions. The use of words such as “anticipates,” “believes,” “intends,” “plans,” “expects,” “projects,” “estimates,” “will,” “should,” “may” and similar expressions identify any such forward-looking statements. These forward-looking statements are not guarantees of future performance or events and are subject to various risks and uncertainties. Certain factors could cause actual results, conditions and events to differ materially from those projected or anticipated, including the uncertainties associated with (i) the timing or likelihood of the completion of the proposed transactions, (ii) the timing or likelihood of the commencement and/or completion of any tender offer, (iii) the percentage of TCG BDC II stockholders voting in favor of the stockholder proposals to be considered at the Special Meeting (the “Proposals”), (iv) the possibility that TCG BDC II may fail to obtain the requisite stockholder approval for one or more of the Proposals, (v) regulatory factors, (vi) and other factors enumerated in TCG BDC II’s filings with the SEC. You should not place undue reliance on such forward-looking statements, which speak only as of the date of this communication. Neither TCG BDC II nor any of its affiliates undertake any obligation to update any forward-looking statements made herein, unless required by law. You should, therefore, not rely on these forward-looking statements as representing the views of TCG BDC II or any of its affiliates as of any date subsequent to the date of this communication. You should read this communication and the documents referenced in this communication completely and with the understanding that actual future events and results may be materially different from expectations. All forward-looking statements included in this communication are qualified by these cautionary statements.

Additional Information and Where to Find It

In connection with the proposed transactions, including seeking to obtain TCG BDC II stockholder approval in connection with the Proposals, TCG BDC II plans to file a definitive proxy statement on Schedule 14A relating to the Special Meeting (the “Proxy Statement”) with the SEC and deliver it to TCG BDC II stockholders. The Proxy Statement will contain important information about TCG BDC II, any proposed transactions and related matters. This communication is not a substitute for the Proxy Statement or for any other document that TCG BDC II or another party may file with the SEC and send to TCG BDC II’s stockholders in connection with the proposed transactions. This communication is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. STOCKHOLDERS OF TCG BDC II ARE URGED TO READ THE PROXY STATEMENT, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS THERETO, AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT TCG BDC II, THE PROPOSED TRANSACTIONS AND RELATED MATTERS.

Investors and security holders will be able to obtain the documents filed with the SEC free of charge at the SEC’s website, http://www.sec.gov.

Participants in the Solicitation

TCG BDC II, its directors, certain of its executive officers and certain employees and officers of CGCIM and its affiliates may be deemed to be participants in the solicitation of proxies in connection with the Proposals and proposed transactions. Information about the directors and executive officers of TCG BDC II is set forth in its proxy statement for its 2021 Annual Meeting of Stockholders, which was filed with the SEC on April 27, 2021. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the TCG BDC II stockholders in connection with the Proposals will be contained in the Proxy Statement when such document becomes available. This document may be obtained free of charge from the sources indicated above.

No Offer or Solicitation

This communication is not, and under no circumstances is it to be construed as, a prospectus or an advertisement. Nothing in this communication shall constitute an offer to sell, or a solicitation of an offer to buy, any securities and this communication should not be interpreted or construed as such. Any offers, solicitations or offers to buy, or any sales of securities will be made in accordance with the registration requirements of the Securities Act or an exemption therefrom.